Exhibit 10.12

CODE SECTION 409A AMENDMENT
to
EMPLOYMENT AGREEMENT
between
CORNING NATURAL GAS CORPORATION AND KENNETH J. ROBINSON

WHEREAS, Corning Natural Gas Corporation (the “Company”) and Kenneth J. Robinson (the “Employee”) entered an Amended and Restated Employment Agreement (the “Agreement”) dated December 14, 2000; and

WHEREAS, effective as of January 1, 2005, Section 409A was added to the Internal Revenue Code of 1986 for the purpose of imposing certain requirements on non-qualified deferred compensation plans; and

WHEREAS, the parties have determined that certain benefits under the Agreement are subject to Section 409A and wish to bring its terms into compliance with Section 409A prior to the IRS’s December 31, 2006 deadline for documentary compliance.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties agree as follows:

1.            The effective date of this Amendment is January 1, 2005, provided that any amounts that were deferred and vested as of December 31, 2004 remain subject to the terms and conditions of the Agreement without regard to this Amendment unless expressly provided to the contrary herein.

2.            Section 7(g) is amended by adding at the end thereof the following new subsection(9):

(9)                                    Section 409A Limitations.

(a)            Six Month Payment Deferral.   Notwithstanding the foregoing, the portion of each excess pension benefit payment that is otherwise payable within the first six months following retirement or other termination of employment that had not been earned and vested on December 31, 2004 shall be withheld and paid to the Employee only after six months have elapsed following his retirement or other termination of employment date.

(b)            No Acceleration.   Neither the form of benefit may be changed nor the time of commencement may be accelerated except as expressly provided in this Agreement, including the Section 409A amendment to it, between the parties, and neither party shall have the discretion to accelerate payments.

(c)            Intent to Comply with Section 409A.   This Agreement is intended to comply with Code Section 409A to the extent that its provisions are subject thereto.  The Company has adopted good faith amendments necessary to bring the Agreement into compliance with the terms of this Section as interpreted by guidance issued by the Internal Revenue Service.  To the extent the terms of the Agreement or any amendment fail to qualify for exemption from or satisfy the requirements of Code Section 409A, the Agreement may be operated in compliance with Code Section 409A pending further amendment to the extent authorized by the Internal Revenue Service.  In such circumstances the Agreement and any amendment will be administered in a manner which adheres as closely as possible to their existing terms while complying with Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of January 1, 2005.

Dated: July 28, 2006	CORNING NATURAL GAS CORPORATION

	By:	/s/ Thomas K. Barry
	Title:	President & CEO

Dated: July 28, 2006	/s/ Kenneth J. Robinson
Kenneth J. Robinson, Employee